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                                                                      EXHIBIT 23







                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
American Claims Evaluation, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-39071) on Form S-8 of American Claims Evaluation, Inc. of our report dated May 22, 2000, relating to the consolidated balance sheets of American Claims Evaluation, Inc. and subsidiary as of March 31, 2000 and 1999, the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended March 31, 2000 which report appears in the March 31, 2000 annual report on Form 10-KSB of American Claims Evaluation, Inc.



                                    KPMG LLP


Melville, New York
June 26, 2000